UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 12, 2014

Commission File Number:  001-8402

ISC8 Inc.
(Exact name of small business issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)
33-0280334
(IRS Employer Identification No.)

151 Kalmus Drive, Suite A-203, Costa Mesa, California 92626
(Address of principal executive offices)

(714) 444-8753
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 7, 2014, ISC8, Inc. (the "Company") modified its Loan and Security Agreement ("Loan Agreement") with Partners for Growth ("PFG") to provide for, among other things, a revised repayment structure (the "Second Loan Modification"). In the event the Company consummates a Capital Transaction, as such term is defined in the Second Loan Modification, the Company shall immediately pay to PFG 10% of the proceeds from the Capital Transaction in cash or cash equivalents, and an additional 15% of such proceeds will be added to the balance of the loan. The Unit Offering, as such term is defined in Item 2.03 below, constitutes a Capital Transaction under the terms of the Second Loan Modification.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On February 13, 2014, the Company entered into Note Purchase Agreements (the "Purchase Agreements") with certain accredited investors (the "Investors"), resulting in the issuance of units ("Units") which consist of, among other securities described in Item 3.02 below, senior subordinated secured convertible promissory notes in the aggregate principal amount of $525,000 (the "Notes") (the "Unit Offering").

Each Note issued in connection with the Unit Offering currently accrues simple interest at a rate of 12% per annum, which interest rate increases to 20% in the event of default. Interest is payable through the addition of the amount of such interest to the then outstanding principal amount of the Notes. The Notes mature on July 31, 2014. Each Note is convertible, at the option of the holder thereof, into that number of shares of the Company's Series D Convertible Preferred Stock ("Series D Preferred"), and Common Stock purchase warrants ("Conversion Warrants") as follows: the number of Series D Preferred issuable upon conversion of each Note shall be equal to the product obtained by dividing (i) the total principal amount of the Note, together with accrued interest thereon (the "Conversion Amount"), by (ii) $10,000 ("Conversion Shares"). The number of shares of Common Stock issuable upon exercise of the Conversion Warrants shall be equal to the product obtained by diving (y) the Conversion Amount by (z) $0.168 ("Warrant Shares"). The Series D Preferred and Conversion Warrants are hereinafter referred to as the "Conversion Securities". The Notes shall automatically convert into Conversion Securities upon consummation of a qualified financing pursuant to which the Company sells equity securities (including without limitation shares of Series D Preferred) with an aggregate sales price of not less than $4.0 million, or upon the affirmative vote of a simple majority of holders of the Notes.

To secure the Company's obligations to repay all amounts due under the terms of the Notes, the Company and Fundamental Master LP, the Holder Representative under the terms of the Notes, executed a Security Agreement, which Security Agreement grants a senior security interest in all assets of the Company, which security interest is only subordinated to the security interest granted to holders of senior debt issued by the Company prior to the date of the Security Agreement.

The Company may in the future issue additional Notes, up to $3.5 million in the aggregate, of which $2.0 million will represent direct investment from new Investors, and up to $1.5 million will represent the exchange of certain currently issued promissory notes for new Notes ("Old Notes"), which Old Notes are currently due and payable.

Item 3.02 Unregistered Sales of Equity Securities.

As additional consideration for the issuance of the Notes described in Item 2.03, the Company issued to each Investor (i) shares of the Company's Common Stock in an amount equal to the total principal amount of the Note purchased by such Investor ("Purchase Price") divided by $0.168; and (ii) a Unit Warrant in an amount equal to the Purchase Price divided by $0.168, resulting in the issuance of an aggregate total of 59,524 shares of the Company's Common Stock and Unit Warrants exercisable for 59,524 Warrant Shares. The Unit Warrants are exercisable for $0.042 per share of Common Stock, and expire, if not otherwise exercised, two years from the date of issuance.

The Notes, shares of Common Stock and Unit Warrants were offered and sold in transactions exempt from registration under the Securities Act of 1933, as amended ("Securities Act"), in reliance on Section 3(a)(9) and/or Section 4(2) thereof, and Rule 506 of Regulation D thereunder. Each of the Investors represented that it was an "accredited investor" as defined in Regulation D. The proceeds from the sale of the Notes and the issuance of Warrant Shares upon exercise of the Warrants are expected to be used for general corporate purposes.

Item 8.01 Other Events.

On January 30, 2014, the Company and a majority of the holders of the Company's Series D Preferred (the "Holders") executed a consent ("Consent"), pursuant to which the Holders consented to the issuance of the Notes, as defined in Item 2.03 above. Execution of the Consent by a majority of the Holders was required as a condition to the issuance of the Notes.

Disclaimer.

The descriptions of the Note, Warrant, Purchase Agreement, and Security Agreement, in this Current report on Form 8-K do not purport to be complete, and are qualified in their entirety by reference to the full text of the form of Note, form of Warrant, Form of Purchase Agreement, and Security Agreement attached hereto as Exhibit 10.1, 10.2, 10.3 and 10.4, respectively, and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISC8 Inc.

Date:   February 18, 2014
By:	/s/ John Vong

Name: John Vong
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Form of Note
EX-10.2	Form of Warrant
EX-10.3	Form of Purchase Agreement
EX-10.4	Security Agreement